Filed pursuant to Rule 424(b)(3)

Registration No. 333-243483

PROSPECTUS SUPPLEMENT NO. 9

(to prospectus dated August 27, 2020)

Summit Midstream Partners, LP

666,667 Common Units

Representing Limited Partner Interests

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated August 27, 2020 (the “prospectus”), relating to up to 666,667 common units representing limited partner interests in Summit Midstream Partners, LP (10,000,000 common units prior to the Partnership’s 1-for-15 reverse unit split on its common units, effective after the market closed on November 9, 2020) to be offered on a secondary basis by the selling unitholders named in the prospectus, with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 15, 2021, which is set forth below.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. You should review carefully the risk factors described under “ Risk Factors” beginning on page 6 of the prospectus for a discussion of important risks you should consider before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 15, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2021

Summit Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Louisiana Street, Suite 4200

Houston, TX 77002

(Address of principal executive office) (Zip Code)

(Registrant’s telephone number, including area code): (832) 413-4770

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	SMLP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02	Unregistered Sales of Equity Securities

On April 15, 2021, Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), announced the final results of its offer to exchange (the “Exchange Offer”) its 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Liquidation Preference $1,000) (the “Series A Preferred Units”) tendered in the Exchange Offer for up to 2,400,000 newly issued common units representing limited partner interests in the Partnership (the “Common Units”), which expired at 11:59 p.m., New York City time, on April 13, 2021 (the “Expiration Date”).

Based on information provided by American Stock Transfer & Trust Company, LLC, the depositary of the Exchange Offer, 18,662 Series A Preferred Units were properly tendered (and not validly withdrawn) as of the Expiration Date. On April 15, 2021, the Partnership accepted for exchange all such Series A Preferred Units and will issue an aggregate of approximately 559,860 Common Units, subject to applicable withholding taxes. The Partnership will promptly deliver the Common Units to be issued in exchange for the Series A Preferred Units properly tendered and accepted for exchange.

The issuance of Common Units to the holders of Series A Preferred Units in exchange for their Series A Preferred Units will be made by the Partnership pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) thereunder, on the basis that the Exchange Offer constituted an exchange with existing holders of the Partnership’s securities and no commissions or other remuneration was paid or given, directly or indirectly, to any party for soliciting such exchanges.

Item 7.01	Regulation FD Disclosure

A copy of the press release announcing the final results of the Exchange Offer is filed herewith as Exhibit 99.1 and incorporated herein by reference.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission, whether or not filed under the Securities Act of 1933 or the 1934 Act, regardless of any general incorporation language in such document.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated April 15, 2021.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

By: Summit Midstream GP, LLC (its general partner)

Dated: April 15, 2021	/s/ Marc D. Stratton
Marc D. Stratton, Executive Vice President and Chief Financial Officer

EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Partners, LP Announces

Final Results of Series A Preferred Unit Exchange Offer

Houston, Texas (April 15, 2021) – Summit Midstream Partners, LP (NYSE: SMLP) (the “Partnership”) announced today the final results of its offer to exchange (the “Exchange Offer”) its 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Liquidation Preference $1,000) (the “Series A Preferred Units”) tendered in the Exchange Offer for up to 2,400,000 newly issued common units representing limited partner interests in the Partnership (the “Common Units”), which expired at 11:59 p.m., New York City time, on April 13, 2021. Based on information provided by American Stock Transfer & Trust Company, LLC, the depositary of the Exchange Offer, 18,662 Series A Preferred Units were properly tendered and not validly withdrawn.

The Partnership accepted for exchange all such Series A Preferred Units and will issue an aggregate of approximately 559,860 Common Units, subject to applicable withholding taxes. The Partnership will promptly deliver the Common Units to be issued in exchange for the Series A Preferred Units properly tendered and accepted for exchange.

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2020 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2021, as amended and updated from time to time. Any forward-looking statements in this press release, are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact: Ross Wong, Sr. Director, Corporate Development & Finance, 832-930-7512, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP